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                                                                 EXHIBIT 10.9


                                 INTERNATIONAL
                         VALUE ADDED RESELLER AGREEMENT



International Value Added Reseller (VAR) Agreement made as of the 1st day of January 1996, by and between Document Sciences Corporation (hereinafter called "Document Sciences"), a corporation organized and existing under the laws of California, USA having its principal place of business at 6333 Greenwich Drive, Suite 120, San Diego, CA 92122 and N.V. Rank Xerox S.A. (hereinafter called "VAR"), a corporation organized and existing under the laws of Belgium having its principal place of business at Wezembeekstraat 5, 1930 Zaventem, Belgium.

Document Sciences is engaged in the design, manufacture, distribution, sale and license of the Products and has the right to appoint VAR thereof, and VAR desires to act as a Non Exclusive VAR appointed by Document Sciences in the Region. In consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1.          Definitions

            For the purpose of this Agreement, the following terms shall have their meanings specified.

            "Customers" means all end users such as large medium and small accounts, educational, government departments etc in the Region.

            "Region" means Belgium and Luxembourg.

            "Trademarks" means any trademark owned by Document Sciences from time to time.

            "Pan European Price List" means the prices listed in  Appendix A.

            "Products" means the software products of Document Sciences described in Appendix A attached hereto, as modified, enhanced and updated from time to time.

            "Sales Plan" means the agreed upon volume of sales from Document Sciences to VAR as outlined in Appendix B. Such sales shall be calculated at "VAR Cost" in accordance with the Pan European Price List in Appendix A.

            "Software Problem Severity Level and Target Resolution Time" means the information shown in Appendix C.

            "Initial Marketing Campaign" means the plan as outlined in and agreed, Appendix D

            "Software License Agreement" means the end user agreement attached hereto in Appendix E.





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2.           Appointment

2.1 Document Sciences hereby appoints VAR, and VAR agrees to act, as an appointed VAR for the Products in the Region during the term hereof.

2.2 VAR shall have the right (i) to use the products solely for demonstration purposes; (ii) to use the Trademarks solely in connection with its marketing and resale of Products hereunder, in accordance with applicable law and Document Sciences's policies regarding Trademark usage as established from time to time; and
            (iii) to license the products and their documentation to Customers on such terms as are set forth or referred to herein, subject to the terms of the Software License Agreement.

2.3 VAR agrees to use its best efforts to promote the marketing and resale of the Products within the Region and to support the Products in accordance with the terms hereof. In carrying out its duties hereunder, VAR shall use its best efforts to meet with the Sales Plan attached hereto as Appendix B and with such policies and standards of Document Sciences as shall be announced by Document Sciences from time to time. VAR agrees to develop, maintain and train a competent sales and support organization for the Products that will be responsible for their support services. VAR shall at all times have a sufficient number of competent office, sales, service and other employees to carry out its obligations under this Agreement and shall conduct its business according to the highest standards and in a manner calculated to protect and promote the reputation of the Products.

2.4 VAR's performance shall be measured by mutually agreed sales targets as set out in Appendix B. As a minimum acceptable performance level, 75% (seventy-five percent) of this value shall prevail. If during the term of this Agreement, VAR shall not achieve minimum acceptable performance as defined in accordance with the above agreed sales goals, Document Sciences has the right to issue a Letter of Concern to the VAR that such performance is deficient. This Letter of Concern would precede a formal probation period of four (4) months. In the event the minimum performance level is not achieved within the probation period, Document Sciences may terminate this Agreement for cause by giving two (2) months written notice to VAR. After receipt of the Letter of Concern, alternatively, Document Sciences and the VAR may define, by mutual agreement only, other yardsticks of performance to be achieved during the formal four (4) months probation period in lieu of the minimum performance level.

3.          Software Licensing

3.1         Packaging

            Each product shall be delivered to VAR in a package (the "package") containing the Software License and user documentation for such software. VAR shall provide Document Sciences Corporation with an executed Software License Agreement from the customer prior to the delivery of the software products to its customers.

3.2         Title to the Products

            Title to the Products shall remain with Document Sciences, VAR shall not remove, alter, cover or obfuscate any copyright notices or other proprietary rights notices placed





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            or embedded by Document Sciences on or in any Package or any of the
            items contained therein.

            Document Sciences shall retain all copyrights to any translated versions of the Products including the manuals, messages and documentation. As a matter of record, Document Sciences shall purchase from the VAR all property rights to localized Document Sciences software, manuals, documentation and collateral material for the price of $1.00.

3.3         License

            Subject to Section 13.3 ("Proprietary Rights") below Document Sciences hereby grants to VAR a non-exclusive, non-transferable license, without right to sublicense any such rights to third parties. The license shall be renewable each year and the software is licensed for use on a particular host for the specified period of time. A security key is inherent in the software to ensure conformance to the above.

3.3.1 With respect to each copy of the server or client software supplied by Document Sciences, only:

            (a) to deliver the copy of the server or client software to Customers for use on end user server or client equipment respectively at designated site or

            (b) to load one copy of the server or copies of the client software onto the server or client equipment respectively, only for delivery to a customer by VAR pursuant to Section 3.3.2(a) below or for use by VAR pursuant to Section 3.3.2(b).

3.3.2 With respect to each copy of server or client software loaded onto server or client equipment respectively by VAR

            (a) to deliver this copy of the server of client software loaded onto server or client equipment respectively only directly to a customer at a designated site, and ensure the Customers execute the license agreement prior to the delivery of the software.

            (b) to use this copy of the server or client software loaded onto server or client equipment respectively only for development, support and marketing of VAR systems which include licensed software, and otherwise in accordance with the Software License Agreement.

3.3.3 In the case of delivery pursuant to Section 3.3.2(a) above to provide the server or client software diskettes to the Customer for use only as a back up copy to the copy loaded onto server or client's equipment respectively, and otherwise to destroy the copy and in the case of use by VAR pursuant to Section 3.3.2(b) above, to retain, in the aggregate, one copy as a VAR backup copy and to destroy all other copies.

3.3.4 No rights are granted with respect to any licensed software source code, and VAR agrees not to decompile, reverse assemble, or otherwise attempt to derive source code from the licensed software. VAR is granted no right to use, reproduce or distribute licensed software except as expressly set forth herein. All rights not expressly granted to VAR with respect to the licensed software are retained by Document Sciences.





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4.          Order Procedure and Terms

4.1         Orders and Credit

            Orders for Products will be placed by VAR with Document Sciences or Document Sciences's authorized source on a form approved by Document Sciences. Document Sciences may, in its sole discretion, refuse to accept any order in whole or in part. VAR will make payment, in US dollars by wire transfer of immediately available funds to Document Sciences or such bank account as Document Sciences shall specify to VAR in writing, within 45 days after the date of delivery of the goods. VAR will provide financial statements and references for the establishment of its initial credit line. If VAR fails to make payment according to the terms set forth above or fails to provide references satisfactory to Document Sciences, Document Sciences may require VAR to accompany its orders with irrevocable letters of credit or may impose such other payment terms as Document Sciences may deem advisable.

4.2         Shipments

            All shipments of Products shall be F.O.B. Document Sciences's facility, currently located in San Diego and shall be shipped to VAR's address as set forth in this Agreement. VAR will assume all risks of loss or damage to products upon delivery by Document Sciences to the carrier at the point of shipment. Unless VAR's order specifies the name of a carrier, Document Sciences will select the carrier. All arrangements for transportation and insurance at full value of Products shipped will be made by Document Sciences. Document Sciences will use reasonable efforts to make deliveries promptly of order so accepted, but Document Sciences will not be liable for any damages to VAR or to any other person for Document Sciences's failure to fill any order, or for any delay in delivery or error in filling any order.

4.3         Controlling Terms

            The terms and conditions of this Agreement and of the applicable Document Sciences invoice or confirmation and Standard Terms and Conditions of Sale will apply to each order accepted or shipped by Document Sciences hereunder. The provisions of VAR's form of purchase order or other business forms, if any, will not apply to any order notwithstanding Document Sciences's acknowledgement or acceptance of such order.

4.4         Cancellation

            Document Sciences reserves the right to cancel orders placed by VAR and accepted by Document Sciences as set forth above, or to refuse or delay shipment thereof, if VAR (i) fails to make any payment as provided in this Agreement or on the terms of payment set forth in any invoice, (ii) fails to meet reasonable credit or financial requirements established by Document Sciences, including any limitations on allowable credit or (iii) otherwise fails to comply with the terms and conditions of this Agreement. No such cancellation, refusal or delay shall be deemed a termination (unless Document Sciences so advises VAR) or breach of this agreement by Document Sciences.





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5.          Prices

5.1         Document Sciences shall invoice VAR each time Products are shipped.
            Prices shall be in accordance with Document Sciences's Pan European Price List, as in effect when each order is received, less a discount of 30%. In addition a 5% bonus discount shall be applied on reaching the appropriate target. The target shall be renewed annually as detailed in Appendix B, Note (2). The discount of 30% shall apply in each new year, with the bonus of 5% applied on reaching the new target. Document Sciences's current Pan European Price List is attached hereto as Appendix A. All prices are F.O.B. Document Sciences's facility and include export packaging.

5.2 Prices are also Sole of any sales, use, excise, value-added, withholding or similar tax of any kind. VAR agrees to pay, and to indemnify and hold Document Sciences harmless from any sales, use, excise, value added, withholding or similar tax levied outside of the United States on the products.

5.3 Quantity discounts will be provided at Document Sciences's discretion for large orders on a case by case basis, provided VAR has received prior written approval from Document Sciences.

5.4 Document Sciences agrees to notify VAR at least 90 days in advance of the effective date of any change in its Pan European Reseller Price List by delivery to VAR of a new version of Appendix A.

6.          Marketing Program

6.1 Document Sciences may update and/or revise the performance and content of the Product. VAR shall be responsible, to order updates from Document Sciences for providing customers with same having become part, or deemed to have been so, of Appendix A, as well as with training in the use and operation of such updates. Any such update shall be subject to the terms of this Agreement and be automatically deemed to be part of Appendix A. Any Product ordered and/or delivered within sixty (60) days preceding the marketing by Document Sciences of new versions of the Product may be exchanged by the VAR for such new versions.

6.2         VAR shall, at its own expense,

            (i) Place the Product marketing and resale in VARs' catalogues as soon as possible; (ii) provide information it may have in order to assist Document Sciences in assessing customer requirements for the Products, including modifications and improvements thereto, in terms of quality, design, functional capability and other features; (iii) submit the market information, when requested by Document Sciences, it may have available regarding competition and changes in the market; (iv) promote the use of the Products in all market segments; (v) provide Document Sciences with a quarterly report on customer product registration information.

6.3 VAR shall supply to Document Sciences sufficient customer information to enable Document Sciences to understand the usage of the software. The information shall consist of name, address, computing platform and serial number, applications and number of users.





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6.4         VAR is responsible for the translation, production, printing and distribution of any marketing and technical information. Document Sciences will assist VAR by providing English language versions of any marketing materials, including brochures, photographs, advertisements, copy and other such materials. Document Sciences is not obligated to translate any materials into foreign language versions.

6.5 VAR shall initiate and submit to Document Sciences every six months promotional campaigns and corresponding budgets for the coming semester. The initial six months campaign is attached as Appendix
            D. Document Sciences shall have the right not to approve a campaign of promotional event, or to request modifications thereto, should it not correspond to its long term acknowledged interest and objectives or should it not comply with Document Sciences's designs, image or trade marks. In such case, the parties shall co-operate to adapt such promotional campaigns and special events.
            VAR shall, at its cost, include advertising, promotional information, price listing and general information about the products in all of its own publications and catalogues.

6.6 Document Sciences may provide in conjunction with the VAR but, at its sole expense, foreign language editions or translations of the Products (including the user manual, diskette etc). In the event the distributor is responsible for making the original translation, Document Sciences will reimburse the distributor in bartered trade of product at a price derived from Appendix A.

6.7 In the event of the release of any major upgrade or new version of the Product, Document Sciences will release a new foreign language version shortly after the English version release if it was responsible for producing the original translation. In the event the distributor is responsible for making the original translation, Document Sciences will co-operate to enable the release of any major upgrade or new version.

7.          Training

            VAR shall, within 45 days of signing the Agreement make available for training, for five days at Document Sciences's facility in France not less than two technical salesperson skilled in the document management software marketplace. Document Sciences shall provide this training free of charge and VAR shall pay all travel and incidental expenses.

8.          Support

            VAR shall provide in a timely fashion the same software support services to Customers as provided by Document Sciences to its US and European customers.

9.          Right of Audit

            VAR agrees to maintain at all times a complete, clear and accurate record of the number of Products, the Customers to whom the Products were distributed, and the payments received therefore. Document Sciences may, at Document Sciences's expense, inspect, copy and audit all relevant books and records of VAR during regular business hours at VAR's offices to ensure compliance with the terms of this Agreement. Any such audit may be conducted by a certified public accountant chosen by Document Sciences.





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10.         Literature, Sales Aids, Demonstration Equipment

            Document Sciences will provide an Initial Marketing Package, during training or shortly after this Agreement is consummated. Document Sciences also agrees to provide such price lists, photographs, video-tapes, press releases, demonstration scripts and bulletins prepared by Document Sciences in the ordinary course of business useful to the VAR in carrying out its responsibilities hereunder. Document Sciences will provide customary support in the form of telephone/fax support, software and documentation updates.

11.         Compliance with Governmental Regulations

            The obligation of Document Sciences to supply the products shall be, at all times, subject to any applicable US export control laws and regulation and import control laws. VAR will comply with such laws and regulations, including without limitation, record keeping and inspection requirements. VAR acknowledges that Document Sciences is subject to regulation under laws of the United States, under which export or diversion of Document Sciences Products and software to certain countries is prohibited. VAR agrees that it will not export or re-export outside the Region, directly or indirectly, any Products or technical data relating to Products without the prior written consent of Document Sciences and complying with all applicable regulations

12.         Relationship Between Parties

            All Products supplied to VAR hereunder shall be licensed by VAR for its own account at its own risk and re-licensed only in accordance with the terms hereof. Document Sciences and VAR are independent contractors and are not, and shall not represent themselves as, principal and agent or joint ventures. VAR shall act as a principal on its own behalf and has no legal power or authority, express or implied, to act for or obligate Document Sciences in any manner.

13.         Proprietary Rights

13.1 The parties agree not to disclose to a third party any confidential technical information concerning the Products or any other information of a confidential nature about Document Sciences. The parties acknowledge that they each retain all copyrights and other proprietary rights to the Products and Trademarks, and specifically the VAR obtains only the rights to the products specifically granted in Section 2 ("Appointment") hereof.

13.2        Protection of Intellectual Property:

            The Licensed Software and any copies thereof, in whole or in part, and all copyright, patent, trade secret and other intellectual property rights therein, are and remain the valuable property of Document Sciences. VAR agrees to make no use of the Licensed Software except under the terms of, and during the existence of, this Agreement. The ownership and all right, title and interest in and to any trademark, trade name, patent, copyright, technology, or know-how relating to the Licensed Software is and will remain vested solely in Document Sciences. VAR will use its best efforts to protect Document Sciences's intellectual property rights, including, without limitation, enforcement of VAR Sublicense agreements, and will assist Document Sciences at





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            Document Science's expense to stop any unauthorized use of Document
            Science's intellectual property rights. Except to the extent authorised herein or otherwise agreed in writing by Document Sciences, copyrighted materials (documents and software) may not be copied.

13.3 VAR shall transfer no Product to a Customer unless (a) VAR shall have obtained from the Customer prior to such transfer a signed copy of the Software License Agreement, attached hereto as Appendix E, copies of which shall be furnished to Document Sciences. Document Sciences may amend the Software License Agreement from time to time. Upon any such amendment, Document Sciences shall notify VAR of such change and shall furnish VAR with a copy of the amended Software License Agreement. Upon the next subsequent delivery of a Product to a Customer, VAR shall obtain from such customer, and deliver to Document Sciences upon request, an executed copy of the new version of the Software License agreement, which shall apply to all Products thereafter delivered to such Customers until the form of the Software License Agreement is again amended by Document Sciences.

14.         Assignability

            Neither this Agreement nor any of the rights granted under it shall be assignable by VAR without the prior written consent of Document Sciences.

15.         Duration

            This agreement shall commence on the date first above written and shall remain in full force and effect for a term of two years unless sooner terminated as hereinafter provided, with automatic renewal at the end of each year for a subsequent one year period, unless either party notifies the other party at least 90 days prior to the yearly renewal anniversary, that it wishes the contract to run out at the end of the then current two year period.

16.         Termination Upon Default

            This Agreement may also be terminated as follows:

16.1 By either party by written notice to the other party if (i) a receiver shall have been appointed over the whole or any substantial part of the assets of the other party, (ii) a petition or similar document is filed by the other party initiating any bankruptcy or reorganization proceeding, (iii) such a petition is filed against the other party and such proceeding shall not have been dismissed or stayed within 60 days after such filing, or (iv) upon thirty days prior written notice following the continuance of an event described in Section 17.2 ("Effect of Termination") for a period of three months;

16.2 Following the initial 6 months of this agreement, by either party upon written notice if the other party has breached the terms of this Agreement in any material respect and fails to cure such breach within 60 days after such other party's receipt of written notice of such default;





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16.3        By Document Sciences at any time after the initial period upon 60 days notice, if VAR falls to meet the minimum purchase obligations set forth in the Sales Plan; or,

16.4        By Document Sciences upon written notice at any time, for breach of
            Section 13 ("Proprietary Rights").

17.         Effect Of Termination

            Upon any termination or expiration of this Agreement for any reason:

17.1 Document Sciences, at its option, will repurchase any or all Products then in VAR's possession at a price not greater than the price paid by VAR for such Products. Upon receipt of any Products so repurchased from VAR, Document Sciences shall issue an appropriate credit to VAR's account.

17.2 The due date of all outstanding invoices to VAR for Products shall automatically be accelerated to become due and payable by immediate wire transfer on the effective date of termination, even if longer terms have been previously agreed to. All order or portions thereof remaining unshipped as of the effective date of termination shall automatically be cancelled.

17.3 For a period of one year after the date of termination, VAR shall make available to Document Sciences for inspection and copying all books and records of VAR that pertain to VAR's performance of and compliance with its obligations, warranties and representations under this Agreement.

17.4 VAR shall forthwith cease all use of Trademarks, and will not use any mark which is confusingly similar to any Trademark.

17.5 VAR shall return all Document Sciences marketing literature and materials to Document Sciences.

17.6 NEITHER DOCUMENT SCIENCES NOR DISTRIBUTOR SHALL BE LIABLE TO THE OTHER FOR DAMAGES OF ANY KIND, INCLUDING INCIDENTAL OR CONSEQUENTIAL DAMAGES, ON ACCOUNT OF THE TERMINATION OF THIS AGREEMENT FOR ANY REASON.

17.7 VAR will immediately cease all representations that it is an Document Sciences distributor.

17.8 Neither party will be entitled to any reimbursement in any amount for any training, market development, investments or other costs expended by either party before the termination of this Agreement, regardless of the reason for, or method of, termination of this Agreement.

17.9 Document Sciences's right to receive and VAR's obligation to pay all amounts due hereunder, as well as VAR's obligations under Sections 9 ("Right of Audit"), 13 ("Proprietary Rights"), 17 ("Effect of Termination"), 18 ("Warranty"), and 20
            ("Miscellaneous") shall survive termination of this Agreement. All other provisions of this Agreement shall terminate upon the termination of this Agreement for any reason.





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18.         Warranty

            Document Sciences extends no warranty to the Customer. Document Sciences warrants the products to the VAR only as follows:

18.1        Software Warranty

            Software is warranted to conform to Document Sciences's Product description applicable at the time of order. Document Sciences's sole obligation shall be to use reasonable effort to remedy any non conformance as outlined in Appendix C. Such remedy shall be provided on non conformance reported to Document Sciences in writing for a period of one hundred and twenty (120) days from the date of shipment.

18.2        Exclusions from Warranties

            The warranties contained in Section 18.1 are contingent upon Customer's and/or VAR's prior use of the product and shall not apply (i) if any changes have been made to the code in any way (ii) if the Product has been modified by Customer or VAR.

18.3        Disclaimer of Warranties

            THE STATED EXPRESS WARRANTIES ARE IN LIEU OF ANY OBLIGATIONS OR LIABILITIES ON THE PART OF DOCUMENT SCIENCES ARISING OUT OF OR IN CONNECTION WITH THE PERFORMANCE OF THE PRODUCTS.

            EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH ABOVE, DOCUMENT SCIENCES MAKES NO OTHER WARRANTIES RELATING TO THE PRODUCTS EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING WITHOUT LIMITATION THE CONDITION OF THE PRODUCTS. ANY AND ALL WARRANTIES OF NON-INFRINGEMENT OF THIRD PARTY RIGHTS, FITNESS FOR A
            PARTICULAR PURPOSE, OR MERCHANTABILITY ARE EXPRESSLY EXCLUDED. NO PERSON IS AUTHORIZED TO MAKE ANY OTHER WARRANTY OR REPRESENTATION CONCERNING THE PERFORMANCE OTHER PRODUCTS OTHER THAN AS PROVIDED IN THIS SECTION 19. DISTRIBUTOR SHALL MAKE NO OTHER WARRANTY, EXPRESS OR IMPLIED, ON BEHALF OF DOCUMENT SCIENCES.

19.         Limited Liability

            IN NO EVENT SHALL DOCUMENT SCIENCES BE LIABLE FOR INDIRECT, SPECIAL INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY NATURE WHATSOEVER, INCLUDING WITHOUT LIMITATION LOSS OF PROFITS, USE OR DATA OR OTHER COMMERCIAL LOSS WHETHER OR NOT DOCUMENT SCIENCES HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS LIMITATION SHALL APPLY TO ANY CLAIM OR CAUSE OF ACTION WHETHER IN CONTRACT OR TORT (INCLUDING NEGLIGENCE), IN LAW OR EQUITY, STRICT PRODUCT LIABILITY OR OTHERWISE, OR UNDER ANY OTHER THEORY INCLUDING CLAIMS CONCERNING PATENT, COPYRIGHT OR OTHER PROPRIETARY RIGHTS INFRINGEMENT.





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20.         Miscellaneous

20.1 Notices. All notices or reports permitted or required under this Agreement must be in writing and must be delivered by personal delivery, telegram, telex, telecopier, facsimile transmission or by certified or registered mail, return receipt requested, and shall be deemed given upon personal delivery, ten (10) days after deposit in the mail, or upon acknowledgement or receipt of electronic transmission. Notices shall be sent to the address set forth on the signature page of this Agreement or such other address as either party may specify in writing. All other notices to Document Sciences shall be sent to its President.

20.2 Force Majeure. Neither party will be liable hereunder by reason of any failure of delay in the performance or its obligations hereunder (except for the payment of money) on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental action, labour conditions, earthquakes, or any other similar cause which is beyond the reasonable control of such party.

20.3 Waiver. The failure of either party to required performance by the other party of any provision hereof will not affect the full right to require such performance at any time thereafter nor will the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

20.4 Severability. In the event that any provision of this Agreement is found to be unenforceable or invalid under any applicable law or is so held by a court of competent jurisdiction, such unenforceability or invalidity will not render this Agreement unenforceable or invalid as a while, and, in such event, such provision will be changed and interpreted so as best to accomplish to objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions.

20.5 Hiring of Personnel. Both parties agree that the hiring and training of personnel by each other to carry out duties pursuant with this contract represents significant investments. In recognition of this both parties agree:

            (i) During the term of this agreement not to enter into any relationship with of employment, consultancy or agency with any person who, at any time during the previous year to the relationship with Document Sciences was an employee of the VAR.

            (ii) In the event of termination of this agreement by Document Sciences with the intent of appointing as a VAR a selling organization in the territory which is (a) directly or indirectly, wholly or partially-owned by the Document Sciences, or (b) which, directly or indirectly, wholly or partially owns Document Sciences, such organization being either an existing one or one yet to be formed at the time of notice, then Document Sciences agrees, for the duration of one year after expiration of this agreement, not to enter into any relationship of employment, consultancy or agency, with any person who, at anytime in the twelve months prior to the expiration date of the contract, was an employee of the VAR.

20.6 Governing Law. This Agreement will be governed in all respects by the laws of the State of California, USA VAR hereby irrevocably consents to the personal jurisdiction of the courts of the State of California, which courts shall have Sole jurisdiction over





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            any claim or dispute arising hereunder, and to service of process within or without the said State by certified mail requiring a signed receipt. The parties agree that the United Nations Convention on Contracts for the International Sales of Goods (1980) is specifically excluded from application to this Agreement.


20.7 Headings. The section heading appearing in the Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such, and in no manner affects this Agreement.

20.8 Amendments. The parties agree that this Agreement may be amended upon mutual agreement of Document Sciences and VAR. Each amendment to this agreement shall be signed by both parties to this Agreement.

20.9 Counterparts. This Agreement may be signed in two counterparts each of which shall be deemed to be an original, but which together will form a single agreement as if both parties had executed the same document.

20.10 Authority. Each party warrants that (i) it has full power and authority to enter into an perform its obligations under this Agreement, (ii) this Agreement has been duly authorized by and is binding and enforceable upon such party and (iii) the person signing this Agreement on that party's behalf has been duly authorized and empowered to enter into this Agreement. Each party further acknowledges that it had read this Agreement, understands it, and agrees to be bound by it.

20.11 Approvals . In each case where approvals or consents of either party are required under this Agreement, such approvals or consents shall not be unreasonably withheld.

20.12 Indemnity. Both Document Sciences and the VAR agree to indemnify each other and hold each other harmless from any losses, claims, or damages (including attorneys' fees) incurred as a result of any breach of this Agreement by themselves, or incurred as a result of any negligence, misrepresentation, error, or omission by either party or its agents or employees.

20.13 Entire Agreement. This Agreement (including the Appendices) sets forth the entire understanding and agreement of the parties as to the matter covered hereby. This Agreement supersedes, any prior or collateral agreements with respect to the matters covered by this agreement.


Document Sciences                         The VAR

By:  /s/     T.N. Domit                   By:    /s/  Valentin Govaerts
   ------------------------------            ------------------------------
Duly Authorized                           Duly Authorized

Date May 1, 1996                          Date 26/4/96

Name: T. N. Domit                         Name:

                                                  VALENTIN GOVAERTS
Title: President & CEO                    Title:  DIRECTOR MARKETING IPS.
      ---------------------------               --------------------------





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


Appendix A





                            PAN EUROPEAN PRICE LIST

       (Attached at the back of this Agreement, Effective 1 August 1995)





These notes are to be read in conjunction with the price list attached at the back of the Agreement:

(1)      Software prices include one year free software updates.

(2)      Products are automatic document creation and management software.

(3) Recommended retail price in local currency shall be approximately 15% up on the Pan European Price to allow for freight, insurance, duty and currency protection.

(4) VAR cost price shall be a 30% discount off the End User Prices shown in the Price List. In the event the VAR reaches 75% of the agreed annual sales target an additional 5% bonus discount shall be applied on future purchases.





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Appendix B

SALES PLAN

The agreed sales target shall be:

Product                                                                 $K Year 1 Period
- -------                                                                 ----------------

                                                      Q-1              Q2               Q3               Q4
                                                      ---              --               --               --
                                                      100              100              150              150

Note:

(1) In the event that the VAR fails to meet the goals in two successive quarters the VAR will have ten (10) days to justify the failure to meet the minimum performance level. In the event that Document Sciences, after reasonable and objective assessment, judge not to accept the VAR's justification then Document Sciences may issue the letter of concern.

(2) Subsequent years targets shall be mutually agreed ninety (90) days prior to the end of the year. Such targets shall be reasonably determined based on the previous years' performance.





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Appendix C

                        SOFTWARE PROBLEM SEVERITY LEVEL
                           AND TARGET RESOLUTION TIME

Severity Level

Severity 1       Catastrophic problem; the user has no production capability

Severity 2       Severe problem; the user's production capability is seriously degraded

Severity 3       Moderate problem; the user can proceed but capability is
                 impaired

Severity 4       Minor problem; the user's production is not diminished



Resolution  Time

Best efforts will be made to respond within the four severity levels in the time shown below:

                   Severity Level                                Resolution Time
                   --------------                                ----------
                   Level 1                                          11 days
                   Level 2                                          26 days
                   Level 3                                          31 days
                   Level 4                                          At the next release





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
APPENDIX D





                           INITIAL MARKETING CAMPAIGN





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Appendix E





                                SOFTWARE LICENCE
                    (VAR's Software License to be attached)





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